UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 21, 2006

CenturyTel, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	1-7784	72-0651161
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

100 CenturyTel Drive, Monroe, Louisiana 71203
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (318) 388-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On February 21, 2006, we entered into accelerated share repurchase agreements with affiliates of  Wachovia Securities, LLC and Banc of America Securities LLC.  For additional information, see Item 8.01 below.

On February 20, 2006, the Compensation Committee of the Board granted equity awards and took other related actions, including establishing for senior management annual bonus targets for 2006 based upon attaining certain specified levels of operating cash flow and end-user revenues.

Item 8.01	Other Events

On February 21, 2006, CenturyTel’s board of directors approved a stock repurchase program authorizing us to repurchase up to $1.0 billion of our common stock and terminated the approximately $13 million remaining balance of our $200 million share repurchase program approved in February 2005. We repurchased the first $500 million of common stock through accelerated share repurchase agreements entered into with the banks mentioned above, repurchasing approximately 14.36 million shares of our common stock at an average initial price of $34.83 per share. Pursuant to the terms of the agreements, we will pay or receive a price adjustment amount based principally on the actual cost of the shares repurchased by the investment banks during the repurchase period.  For every $1 increase (decrease) in the investment banks' weighted average repurchase price compared to the $34.83 average initial price, we will pay (receive) $14.36 million in either cash or shares.  We expect to effect this settlement in the second half of 2006.  For additional information, please see our press release included as Exhibit 99 herein.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99	Press release issued February 21, 2006

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CenturyTel, Inc.

Date: February 24, 2006	/s/ Neil A. Sweasy
Neil A. Sweasy
Vice President and Controller
(Principal Accounting Officer)